Exhibit 99.1

Medalist Diversified REIT, Inc. Announces Effectiveness of Reverse Stock Split

RICHMOND, VA. May 3, 2023 – Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions of the United States, today announced that the previously announced reverse stock split of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and a corresponding adjustment to the outstanding common units of its operating partnership, Medalist Diversified Holdings, L.P. (the “Operating Partnership”), at a ratio of 1-for-8 (the “Reverse Stock Split”) will become effective at 5:00 p.m. Eastern Time on May 3, 2023 (the “Effective Time”), and automatically convert every eight shares of Common Stock outstanding at that time into one share of Common Stock. The Common Stock will begin trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market (“Nasdaq”) at the opening of trading on May 4, 2023 under the ticker symbol “MDRR” with a new CUSIP number (58403P303).

The Reverse Stock Split will affect all holders of Common Stock uniformly and will not affect any common stockholder’s percentage ownership interest in the Company, except for any fractional shares of Common Stock that would otherwise have resulted from the Reverse Stock Split which will be settled by cash payment, calculated on the basis of the closing trading price of the Common Stock (as adjusted for the Reverse Stock Split) on May 3, 2023 on Nasdaq multiplied by such fraction. Stockholders of record will receive information from VStock Transfer LLC, the Company’s transfer agent, regarding their stock ownership and, if applicable, payments of cash in lieu of fractional shares. Stockholders who hold their shares in brokerage accounts or in “street name” are not required to take any action in connection with the Reverse Stock Split. As a result of the Reverse Stock Split, the number of shares of Common Stock outstanding will be reduced from 17,758,421 shares to approximately 2,219,000 shares as of the Effective Time.

The Reverse Stock Split is intended to help the Company regain compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq. However, there can be no assurance that the Company will be able to regain compliance such requirement or maintain its listing on Nasdaq.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are not historical and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate, “may,” “will,” “should” and “could” and include statements about the Reverse Stock Split and the impact, if any, of the Reverse Stock Split on the Company and the trading price of the Common Stock. Forward-looking statements are based upon the Company’s present expectations, but are not guarantees or assurances as to future developments or results. Factors that may cause actual developments or results to differ from those reflected in forward-looking statements include, without limitation, those included in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes and new developments except as required by law or regulation.

Brent Winn

Medalist Diversified REIT, Inc.

brent.winn@medalistprop.com